CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

MASTERW[QjRKS

ART PURCHASE AGREEMENT
Contract Number Pi\00338

Artist:	Gunther Forg	(the "**Work**")
Title:	Untitled	
Medium:	Acrylic, oil, and crayon on canvas	
Size:	98.4 x 165.4 in. (249.9 x 420.1 cm)	
Date:	2007	

THIS ART PURCHASE AGREEMENT ("l'urcha. e Agreement") is made and entered into this 20th day or July, 2023 (the ***"E.ffective Date")***, by and between [***] ***("Seller")***, and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, I0281 ***("Age1lt")***. Seller is the sole legal and beneficial owner of the work or art described above (the "Work"), and has the authority lo sell the Work. Agent is acting as agent on behalf of the Gallery Segregated Portfolio or Masterworks Cayman, SPC ***("Buyer")***, and has the exclusive authority to buy the Work on behalf or Buyer. Seller, on behalf of Owner, has agreed to sell the Work to Buyer, and Agent, on behalf or 13uyer, has agreed lo buy the Work from Seller, on the terms and conditions sci forth in this Purchase Agreement. In consideration or the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf or Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement. Notwithstanding any material provision in this Purchase Agreement, Seller authorizes Galcric Barbel Griissl in to make any and all logistical decisions regarding the Artwork that do not involve the rights or responsibilities of the parties.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is Eight-1 lundrcd and Five Thousand U.S. Dollars (USO $805,000) (the "Purchase Price"). For the purposes of this Purchase Agreement, the "**Closing Date**" shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller and the "**Closing**" shall mean the time such payment is remitted by Buyer and title to the Work is vested in Buyer. The full Purchase Price shall be paid no later than Ninety (90) calendar days from the EfTcctivc Date. The obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to inspect the Work on or prior to the Closing Date. It is agreed and understood that title to the work shall not pass to Buyer prior lo Seller having received the Purchase Price in full. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhjbjt B, which shall be verbally confirmed by a designated representative on bchalf of Buyer and a designated representative on bchalf of Seller prior to payment to Seller.

3. REPRESENTATIONS WARRANTIES, AND COVENANTS.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging lhal Agent and Buyer arc relying on each and all of the following rcprcsentatio;rs, warranties and covenants, Seller as Owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date and agrees with Agent and Buyer that:

3.1.1. Seller, without any further action, consent or authority or any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Purchase Agreement., to make the covenants, rcprcscnlations, warranties, and indemnifications contained in this Purchase Agreement to execute and deliver the bill of sale (the ***"Bill of Sale")*** in the form annexed as Exhibit C to this Purchase Agreement, to sell and transfer good and marketable title to the Work lo Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. To the best knowledge or Seller the Work is authentic, meaning the Work was created by the artist indicated on the attached Exhjbjt A.

3.1.3. Seller is the sole legal and beneficial owner of the Work and has good and marketable title Lo the Work.

3. I.4. To the best of Seller's knowledge, the Work is not, and through the Closing shall not be, subject lo or the subject of any rights or interests of others, claims, liens, security inlcrest.s, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, ***"Claims")***. Seller has no knowledge of any facts or circumstances likely to give rise to any Claims.

3. I.5. Seller is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work. Seller has provided Agent with all information in Seller's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3. I.6. The condition of the Work is as of the Effective Date, and shall be upon inspection of the Work by Buyer and delivery and inspection of the Work al the Delivery Location (as defined in Section 8. I below) and at the Closing, as stated in the condition report attached hereto and incorporated by reference as <u>Exhibit A</u> (the ***"Cmldilio11 Report")***. Upon delivery at the Delivery Location, an inspection shall be conducted in good faith within ten (I0) business days of arrival, and a new condition report for the Work shall be prepared by the Delaware Freeport at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report. Seller or a representative of Seller shall be provided reasonably advance notice of the delivery inspection, and have the opportunity to attend, with any additional costs for a viewing room and/or Delaware Freeport staff to be paid by Seller. If the Work is not as a matter of fact in the same condition as rcnectcd in the Condition Report al the time of Closing or its delivery at the Delivery Location, Buyer shall - as a sole remedy - have the right to terminate the Purchase Agreement in its sole discretion. Such termination right can only be exercised within thirty (30) calendar days of arrival of the Work to the Delivery Location.

3. I.7. To the best of Seller's knowledge, and at all times while owned by Owner, the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import. have been made.

3. I.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency trar.sfcr laws or regulations, anti-terrorism, sanctions, or international restrictions of the United Stales or any other country. Seller, and/or a designated representative or Seller trained in legal or financial compliance, has obtained and reviewed Owner's official identification and confirmed Owner's identity (including any ultimate beneficial owner of a 25% or greater interest. in the Work (a ***"Be1lejicial 011'1lr")*** and confirmed that Owner (including any Ocncficial Owner) is not as of the Effective Date or the Closing Date named on any Office of Foreign Assets Control (OFAC) List, U.N. Terrorism list, U.K. Sanctions List, EU Sanction Lists, The Dept. of Foreign Affairs & Trade List, or other generally applicable law or regulation.

3.1.9. [INTENTIONALLY OMITTED].

3. I I0. If, at any time prior to the Closing, Seller shall become aware of any fact(s) or circumstancc(s) arising after the Effective Date that would make any of the representations and warranties in this Section 3 false or materially inaccurate as of the Effective Date or the Closing Date, Seller shall promptly notify Agent or Buyer in writing of such racl(s) or circumstancc(s).

3.2. Seller does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer by a third party made in good faith, as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged material breach by Seller of any provision of this Purchase Agreement, or the actual falsity of any representation or warranty by Seller contained in this Purchase Agreement.

3.3. The Work will not be used and the Purchase Price funds have not and will not be used by l)uycr, to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United Stales or any other country. Agent and Buyer, and/or a designated representative or each party trained in legal or financial compliance, has obtained and reviewed the official identification and confirmed the identity (including any ultimate beneficial owner or a 25% or greater interest in the Work (a "Beneficial Owner") at the lime of purchase for the Buyer and relevant parties to the Agent and Buyer (including any Beneficial Owner) arc not as or Ihe Effective Dale or the Closing Date named on any Office of Foreign Assets Control (OFAC) Lisi, U.N. Terrorism list, U.K. Sanctions Lisi, I'U Sanction Lists, The Dept. of Foreign Affairs & Tracie List, or other generally applicable law or regulation.

3.4 Agent, on behalf of itself and Buyer, jointly and severally, docs hereby agree lo indemnify, defend and hold Seller free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against. Seller, by a third party made in good faith, as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Seller arising by reason of, or in connection with, the breach or alleged material breach by Agent or Buyer or any provision of this Purchase Agreement, or the actual falsity or any representation or warranty by Agent or Buyer contained in this Purchase Agreement.

3.5 The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contcmplatcd by this Purchase Agreement, including without limitation transfer of the Work to Buyer. I shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Purchase Agrccmcnl arc true and correct on and as of the Closing Date and dclivc,y of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Clos-ing Date.

3.6 The limitation of liability for any party under this Purchase Agreement shall be full Purchase Price, and under no circumstances shall a party be liable for any lost profits, incidental, or consequential damages of the other party.

3.7 For the avoidance of doubt, the parties acknowlcclgc that the standard business practices or Mastc,works as a company engaged in securitization of artworks shall 11ot, in any way, invalidate or negate any of the representations, warranties, guarantees, or obllgat.ions under this Purchase Agreement.

4. INSPECTION. Buyer, or Agent on behalf of Uuycr, inspected the work at [***] on June 30, 2023. Buyer shall be entitled to inspect the Work prior to the Clo ing Date to confirm the condition or the Work matches the condition reflected in the Condition Report attached hereto as Exhibit A. When the Work is delivered to the Delivery Location, Delaware Freeport shall be entitled to inspect the Work to confirm the condition of the Work matches the condition reflected in the Condition Report.

S. STORAGE AND CARE OF JUE WORK.

5.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 81 below), Seller shall store the Work at [***] (the "Storage loct1tit111"). Seller shall not otherwise relocate the Work, unless agreed upon under separate cover.

5.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from waler, lire, loss, damage, deterioration, thcfl, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. As or lhc Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

6. INSURANCE & RISK OF LOSS. cllcr shall arrange and pay for the Work to be insured under Seller's fine arts policy for an amount equal Lo the Purchase Price commencing on the Effective Date and continuing until risk of

loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both: (i) payment by Buyer of the amount due on the Closing Date; and (ii) Buyer's acceptance of the Work at the Delivery Location. On the Effective Date, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage.

7. TITLE. Subject to receipt of the Purchase Price in full by Seller, on the Closing Date Seller hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any evidence of title or authenticity in the actual or constructive possession of Seller (if applicable).

8. QEUYERY AND EXPENSES.

8.1. Within five (5) business days of the Closing Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the ***"Delivery locatio11"***).

8.2. Seller shall pay all costs related to and be responsible for arranging the crating, packing, shipping and insuring the Work from its current location to the Storage Location and shall be responsible for all costs and expenses relating to such re local ion of the Work.

9. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be respon.sible for and neither shall pay any commissions or fees due any person acting on behalf of Seller as a result or the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase J\grccmcnt. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Agent and Ruyer shall be indemnified and held harmless fron1 any claim by any such agent or advisor relating to this Purchase J\grccmcnt and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or afliliate of Buyer or Agent.

to. TERMINATION

I0.1 The parties shall have the right to terminate this Purchase Agreement prior to the Closing in the event of: (i) a material breach by a party of any of lhc covenants or obligations of that party under this Purchase Agreement; or (ii) the falsity or material inaccur:icy of any of cithcr's representations or warranties contained in this Purchase Agreement including without limitation Section 3.1.5 (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by a part or from facts or events occurring before or after the Effective Date), in any case, in a manner that cannot reasonably be cured in ten (I0) business days.

I0.2 In the event of termination as sci forth above, then Seller shall within thirty (30) days of notice from Buyer, repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement, and if such breach occurs or is discovered after lhc Work has been delivered to Buyer, upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so.

I0.3 For the purposes of this Section I0, "Buyer" shall refer to Buyer, and Agent on behalf of Buyer.

ti. MISCELLANEOUS. This Purchase Agreement, including the exhibits allachcd hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof; supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Purchase J\grccmcnt without the prior written consent of Agent or Buyer. This Purchase J\grccmcnl shall inure to the benefit of, and shall be binding upon, the successors, permillcd assigns, heirs, executors, administrators and legal rcprcscnlativcs of the parties hereto. For a period of one (I) year after the Effective Date hereafter, Seller hereby agrees that it will not knowingly, directly or indirectly, offer, sell or agree to sell any artwork to any person other than Agent that, directly or indirectly, intends to offer fractional investment in the artwork through the sale of securities, without offering Agent first option al purchase price no

greater than the amount proposed to be offered to that third party, or risk no longer being able to do business with Masterworks. This Purchase Agreement, and all matters arising out or or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the pallies hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:

AGENT:

ITS: EXECUTIVE VICE PRESIDENT, ACQUISITIONS

EXHIBIJ.B

INVOICE

[***]

Masterworks Gallery, LLC
as agent for Masterworks Cayman,
SPC, on behalf of its segregated gallery portfolio
225 Liberty Street 29th Floor
New York, NY 10281
USA

July 4, 2023

INVOICE-No. [***]



GÜNTHER FÖRG

Untitled, 2007
WVF.07.B.0118
Acrylic, chalk on canvas
250 x 420 cm — US$ 800.000,-

For shipment of the work
from [***] to Delaware
Freeport we charge you — US$ 5.000,-

US$ 805.000,-

Tax free export delivery (according to §4 No.1a) in conjunction with § 6a VAT Law (UStG).

Full payment remitted within 90 calendar days after execution of the purchase agreement only to the indicated account-number below after verification by phone [***].
After full payment, the work will be shipped by us at our expense to Masterworks at the Delaware Freeport.
I confirm that this work is not subject to any secured interest, financial change, and/or loan agreements.

Our EIN: [***]

[***]

EXHIBIT C

BILL OF SALE

Dated: ________,	2023	
Sold by:	[***]	("Seller")
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281	("Buyer")
Artist:	Gunther Forg	(the "Work")
Title:	Untitled	
Medium:	Acrylic, oil, and crayon on canvas	
Size:	98.4 x 165.4 in. (249.9 x 420.1 cm)	
Date:	2007	
NY Sales Tax:	None Withheld; Delaware Delivery	
Purchase Price:	USD $805,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement No. PA00338 by and between Seller and Masterworks Gallery, LLC dated July 18, 2023, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

____

BY:
ITS: